First Foundation Inc. (NYSE: FFWM) October 29, 2024

Exhibit 99.1

FIRST FOUNDATION INC. REPORTS THIRD QUARTER 2024 RESULTS

●	Raised approximately $228 million of gross proceeds in an equity capital raise.
●	Reclassified a portion of the multifamily loan portfolio totaling $1.9 billion in principal balance from loans held for investment to loans held for sale and recorded an associated Lower of Cost or Market (“LOCOM”) adjustment of $117.5 million, resulting in a net loss attributable to common shareholders of $82.2 million, or $1.23 per share (basic and diluted).
●	Adjusted net income attributable to common shareholders (non-GAAP) was $2.7 million for the quarter or adjusted earnings per share (non-GAAP) of $0.04 (basic and diluted) for the quarter, which excludes the LOCOM adjustment and other adjustments. (a)

3Q24 Key Financial Data	Highlights

Profitability Metrics	3Q24	2Q24	3Q23
Return on average assets (%)	(2.44)	0.09	0.07
Adjusted return on average assets (%)(a)	0.08	0.10	0.08
Return on average common equity (%)	(33.9)	1.3	1.0
Return on average tangible common equity (%)(a)	1.1	1.5	1.2
Net interest margin (%)	1.50	1.36	1.66
Efficiency ratio (%)(a)	98.1	96.1	99.7

Income Statement (b)	3Q24	2Q24	3Q23
Net interest income	$ 49,119	$ 43,829	$ 52,073
Noninterest income	($ 105,580)	$ 13,658	$ 11,698
Net income attributable to common shareholders	($ 82,174)	$ 3,085	$ 2,180
Adjusted net income attributable to common shareholders(a)	$ 2,679	$ 3,341	$ 2,643
Earnings per share	($ 1.23)	$ 0.05	$ 0.04
Adjusted earnings per share (basic and diluted) (a)	$ 0.04	$ 0.06	$ 0.05

Balance Sheet (b)	3Q24	2Q24	3Q23
Total loans	$ 9,877,258	$ 10,087,268	$ 10,283,353
Total deposits	$ 10,304,604	$ 10,756,344	$ 10,812,194
Loan to deposit ratio	95.9%	93.8%	95.1%
Net charge-off ratio	0.01%	0.01%	0.01%
Book value per common share	$ 15.77	$ 16.50	$ 16.29
Tangible book value per common share(a)	$ 15.71	$ 16.43	$ 16.19
Tangible book value per common share (adjusted) (a)	$ 9.50	N/A	N/A
Total risk-based capital ratio	14.21%	12.60%	11.89%

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Loan to deposit ratio of 95.9% as of September 30, 2024.
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Cost of deposits 3.41% as of September 30, 2024, a decrease of 8 basis points from the prior quarter.  Noninterest-bearing deposits represented 21% of total deposits as of September 30, 2024.
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Maintained strong liquidity position ($4.3 billion):
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$1.1 billion in cash & cash equivalents on balance sheet as of September 30, 2024, representing 8.3% of total assets.
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Available credit facilities of $2.0 billion with the Federal Home Loan Bank and $823 million with the Federal Reserve Bank’s discount window as of September 30, 2024.
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$240 million available in uncommitted credit lines as of September 30, 2024.
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Market value of unpledged securities of $158 million as of September 30, 2024.
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Liquidity to uninsured and uncollateralized deposits ratio of 2.65x

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Net interest margin of 1.50% as of September 30, 2024, an increase of 14 basis points from prior quarter.
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Average shareholders’ equity to average total assets ratio improved to 8.10% as of September 30, 2024, from 7.05% as of June 30, 2024.
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All risk-based capital ratios continue to increase with Total Risk-Based Capital increasing to 14.21% from 12.60% in the prior quarter.

(a) Non-GAAP measure. See “Non-GAAP Financial Measures” below (b) Dollars in thousands, except per share data and ratios

DALLAS, TX – First Foundation Inc. (NYSE: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), reported a net loss of $82.2 million, or $1.23 per share (basic and diluted) for the third quarter of 2024.  Included in third quarter 2024 results is a $117.5 million LOCOM adjustment associated with the reclassification of $1.9 billion principal balance of multifamily loans from loans held for investment to loans held for sale. The reclassification is intended to provide the Company with flexibility as it explores its options for securitizing or selling the loans and maximizing final execution pricing. Excluding the impact of the LOCOM adjustment and other adjustments, adjusted net income attributable to common shareholders (non-GAAP) for the quarter totaled $2.7 million or $0.04 per share (basic and diluted).

Scott F. Kavanaugh CEO

"I am proud to share the tremendous work and success of our team throughout the third quarter of 2024," said Scott F. Kavanaugh, CEO of First Foundation, Inc.  “We continue to make progress executing our strategic plan while taking advantage of the recent capital raise to pivot to an offensive approach as optimism builds in the current rate environment.  Our recent decision to reclassify $1.9 billion of multifamily loans to loans held for sale underscores our commitment to fortify our balance sheet and embrace a more proactive stance.  Despite the impact on our third-quarter earnings, we remain optimistic as the fair-value pricing for the multifamily portfolio surpassed initial estimates.  Our focus remains on the continued trajectory of improvement to earnings and performance, positioning us for sustained growth and profitability.”

Jamie Britton CFO

“We are pleased with the stabilization we have driven in our core performance, and we remain confident in our ability to continue strengthening our balance sheet and its contribution to core earnings as we execute against our strategic initiatives,” conveyed Jamie Britton, Chief Financial Officer of First Foundation Inc.  “Reclassifying a portion of our multifamily portfolio to loans held for sale was a significant first step in those efforts.  Despite the impact in our “as converted” tangible book value per share, the portfolio’s credit quality remains strong and we see this move as providing the flexibility needed to explore various options for securitizing or selling the loans and reducing our reliance on high-cost non-core funding.  With confidence in the rate outlook slowly improving, we are more excited than ever about the opportunities ahead.”

Investor contact: Jamie Britton, jbritton@ff-inc.com | 949-476-0300

FIRST FOUNDATION INC. THIRD QUARTER 2024 RESULTS

l

3Q24 Highlights
Financial Results:
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Net interest income of $49.1 million for the quarter, up from $43.8 million in the prior quarter.
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Net interest margin (“NIM”) improved to 1.50% for the quarter, up from 1.36% in the prior quarter.
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The allowance for credit losses on loans held for investment totaled $29.3 million as of September 30, 2024, compared to $29.2 million as of June 30, 2024.  The ratio of allowance for credit losses to total loans held for investment was 0.36% as of September 30, 2024, compared to 0.29% at prior quarter end.  During the quarter, $1.9 billion in multifamily loans were transferred from loans held for investment to loans held for sale.  At September 30, 2024, these loans were carried on the balance sheet at a LOCOM value of 93.8% of the outstanding principal balance.
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Nonperforming assets (“NPAs”) to total assets were 0.33%, up from 0.18% in the prior quarter.
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Cash and cash equivalents totaled $1.1 billion, representing 8.3% of total assets at September 30, 2024, compared to $1.3 billion, representing 10% of total assets at June 30, 2024.
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Combined available credit facilities from the Federal Home Loan Bank and the Federal Reserve Bank’s discount window totaled $2.8 billion.  An additional $240 million is available in uncommitted federal funds credit lines and $20 million is available in a holding company line of credit.
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Noninterest expense to average total assets (annualized) of 1.79% for the quarter and 1.67% for the nine months ended September 30, 2024.
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Tangible book value per common share as converted (non-GAAP measure) was $9.50 as of September 30, 2024.
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Total tangible shareholders’ equity of $1.1 billion and tangible book value of $15.71 per common share (non-GAAP measures) as of September 30, 2024, compared to $929 million and $16.43 per common share, respectively as of June 30, 2024.  During the quarter, the Company raised approximately $228 million of gross proceeds in an equity capital raise, receiving $214.5 million in net proceeds after issuance costs.
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$42.5 million (tax-effected) in combined unrealized/unrecognized losses on our combined investment securities portfolio (available-for-sale and held-to-maturity portfolios), compared to $73.0 million in the prior quarter. Unrealized/unrecognized losses on the combined investment securities portfolio are significantly reduced when compared to the prior quarter and year-ago period.
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Deposits totaled $10.3 billion as of September 30, 2024, compared to $10.8 billion as of June 30, 2024.  Noninterest-bearing deposits as a percentage of total deposits increased to 21% as of September 30, 2024, compared to 20% as of June 30, 2024.

Other Activity:
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Loan originations totaled $366 million at an average yield of 8.23% for the current quarter compared to $516 million at an average yield of 8.19% in the prior quarter.  Year to date originations totaled $1.2 billion at an average yield of 8.25% compared to $1.2 billion at an average yield of 7.79% for the year-ago period.
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Cost of deposits decreased to 3.41% for the current quarter, down from 3.49% in the prior quarter.
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Average assets totaled $13.5 billion for the quarter ended September 30, 2024, compared to $13.1 billion for the prior quarter.
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Assets under management (“AUM”) at FFA ended the quarter at $5.5 billion, relatively unchanged from the prior quarter.  Trust assets under advisement (“AUA”) at FFB were $1.2 billion, compared to $1.1 billion in the prior quarter.

FIRST FOUNDATION INC. THIRD QUARTER 2024 RESULTS

Spotlight
First Foundation Advisors Recognized as a Top Registered Advisory Firm by Barron’s	First Foundation Advisors Named to CNBC FA100 List

First Foundation Advisors made Barron’s list of the top 100 registered investment advisory firms in 2024.  The annual list evaluates financial advisors based on a proprietary set of criteria, including type of assets under management, growth of advisors’ practice, client retention, and quantitative factors such as the advisors’ experience, their advanced degrees, industry designations, philanthropic efforts, and other metrics.

First Foundation Advisors was recognized as one of 2023’s top registered investment advisory firms on the CNBC FA100 list.  First Foundation Advisors ranked seventeenth on the national list and marks the second consecutive year that it has been recognized on the list.  The rankings were based on a number of factors, including total assets under management, years in business, and accounts managed.

Please Note: Limitations. Neither rankings nor recognitions by unaffiliated rating services, publications, media, or other organizations, nor the achievement of any professional designation, certification, degree or license, membership in any professional organization, or any amount of prior experience or success, should be construed by a client or prospective client as a guarantee that the client will experience a certain level of results if the firm is engaged, or continues to be engaged, to provide investment advisory services. A fee was not paid by the firm to receive the ranking. The ranking is based upon specific criteria and methodology (see ranking criteria/methodology). No ranking or recognition should be construed as an endorsement by any past or current client of the firm.

Details

Loans

Loan balances totaled $9.9 billion as of September 30, 2024, compared to $10.1 billion and $10.3 billion as of June 30, 2024, and September 30, 2023, respectively.  During the quarter, a portion of the multifamily loan portfolio totaling $1.9 billion principal balance was transferred from loans held for investment to loans held for sale.  Loans held for sale are accounted for at the lower of amortized cost or fair value and as a result, a LOCOM adjustment totaling $117.5 million, equating to 93.8% fair-value pricing, was recorded to earnings in the quarter.  The transfer is expected to provide the flexibility needed to work with credit-minded counterparties in exploring a variety of options for securitizing or selling the loans and maximizing final execution pricing.

Loan fundings totaled $366 million, offset by loan payments and payoffs of $467 million, in the quarter.  This compares to loan fundings totaling $516 million, offset by loan payments and payoffs of $515 million, in the prior quarter and loan fundings totaling $245 million, offset by loan payments and payoffs of $546 million in the third quarter of 2023.  Commercial and industrial (“C&I”) loans accounted for 90% of total fundings for the quarter, and 87% of total fundings year to date.  C&I loans consist primarily of commercial revolving lines of credit and term loans.

There were no loan sales during the quarter.

Loan portfolio average yield was 4.77% in the quarter, unchanged from the prior quarter and an increase of 4 basis points compared to 4.73% in the third quarter of 2023.  Average yields on new loan fundings were 8.23% in the quarter compared to 8.19% in the prior quarter and 8.35% in the third quarter of 2023.

Investment Securities

Investment securities were $2.0 billion as of September 30, 2024, compared to $1.9 billion and $1.6 billion as of June 30, 2024 and September 30, 2023, respectively.  During the quarter, $206 million in investment securities were purchased, offset by $48 million in principal paydowns.  The investment securities purchased during the quarter consisted of agency mortgage-backed securities at a weighted average yield of 5.64%.

The allowance for credit losses for investments was $7.3 million as of September 30, 2024, relatively unchanged from the prior quarter and decreased compared to $8.5 million as of September 30, 2023.  Unrealized losses (tax-

FIRST FOUNDATION INC. THIRD QUARTER 2024 RESULTS

effected) on the available-for-sale portfolio totaled $0.7 million as of September 30, 2024, compared to $16.6 million as of June 30, 2024.  Unrecognized losses (tax-effected) on the held-to-maturity portfolio totaled $41.8 million as of September 30, 2024, compared to $56.4 million as of June 30, 2024.  Combined unrealized and unrecognized losses (tax-effected) on the available-for-sale and held-to-maturity portfolios totaled $42.5 million, or 2.08% of the combined portfolios as of September 30, 2024, compared to $73.0 million or 3.91% of the combined portfolios as of June 30, 2024.  The decrease in unrealized and unrecognized losses (tax-effected) was largely driven by the fall in the 10-year Treasury yield which is the benchmark that agency mortgage-backed securities follow.  The 10-year Treasury yield fell 62 basis points to 3.78% as of September 30, 2024, compared to 4.40% as of June 30, 2024.

Investment securities portfolio average yield was 4.06% in the quarter, compared to 4.00% in the prior quarter and 3.24% in the third quarter of 2023.

Deposits and Borrowings

Deposits were $10.3 billion as of September 30, 2024, compared to $10.8 billion as of June 30, 2024, and September 30, 2023.  Noninterest-bearing demand deposits accounted for 21% of total deposits as of September 30, 2024, compared to 20% and 22% as of June 30, 2024, and September 30, 2023, respectively.  Certificates of deposit accounted for 25% of total deposits as of September 30, 2024, compared to 26% and 28% as of June 30, 2024, and September 30, 2023, respectively.  Core deposits accounted for 64% of total deposits as of September 30, 2024, compared to 62% and 68% as of June 30, 2024, and September 30, 2023, respectively.  Brokered deposits accounted for 36% of total deposits as of September 30, 2024, compared to 38% and 32% as of June 30, 2024, and September 30, 2023, respectively.

Cost of deposits was 3.41% for the quarter, compared to 3.49% for the prior quarter and 3.03% for the third quarter of 2023.

Insured and collateralized deposits accounted for approximately 85% of total deposits as of September 30, 2024, relatively unchanged from the prior quarter.

Our loan to deposit ratio measured 95.9% as of September 30, 2024, compared to 93.8% and 95.1% as of June 30, 2024, and September 30, 2023, respectively.  The increase was largely due to a decrease in wholesale deposits.

Borrowings were $1.7 billion as of September 30, 2024, compared to $1.7 billion and $984 million as of June 30, 2024, and September 30, 2023, respectively.  Average borrowings outstanding were $1.7 billion or 12.6% of total average assets for the quarter, compared to $1.4 billion or 10.4% of total average assets for the prior quarter and $0.6 billion or 4.5% for the third quarter of 2023.  The weighted average rate paid on borrowings was 4.04% for the quarter, compared to 4.12% for the prior quarter and 4.16% for the third quarter of 2023.  Borrowings include $266.6 million in borrowings from the Bank Term Funding Program (“BTFP”) at the Federal Reserve Bank at a rate of 4.76%, which will mature in January 2025.

As of September 30, 2024, our unused borrowing capacity was $2.9 billion, which consists of available lines of credit with FHLB and other correspondent banks as well as access to the Federal Reserve Bank’s discount window.

Private Wealth Management and Trust Assets

Our AUM balance was $5.5 billion as of September 30, 2024, relatively unchanged from the prior quarter, and compared to $5.0 billion as of September 30, 2023.  Activity within the AUM balance during the quarter consisted of the following:  $38 million of new accounts; $194 million of net withdrawals; and $167 million of performance

FIRST FOUNDATION INC. THIRD QUARTER 2024 RESULTS

gains.  AUA at FFB’s Trust Department was $1.2 billion as of September 30, 2024, compared to $1.1 billion in both the prior quarter and $1.2 billion at September 30, 2023.

Net Interest Income and Net Interest Margin

Net interest income was $49.1 million for the quarter, compared to $43.8 million for the prior quarter and $52.1 million for the third quarter of 2023.  Interest income totaled $157.2 million for the quarter, compared to $150.9 million for the prior quarter and $144.8 million for the third quarter of 2023.  The increase in interest income compared to the prior quarter was due to an increase in average interest-earning asset balances and an increase in the average rates earned on such balances.  Average interest-earning asset balances totaled $13.2 billion for the quarter, compared to $12.8 billion for the prior quarter and $12.6 billion for the third quarter of 2023.  Yields on interest-earning assets averaged 4.75% for the quarter, compared to 4.71% for the prior quarter and 4.56% for the third quarter of 2023.

Interest expense was $108.0 million for the quarter, compared to $107.1 million for the prior quarter and $92.7 million for the third quarter of 2023.  The increase in interest expense compared to the prior quarter was due primarily to an increase in average interest-bearing liability balances, offset by a decrease in rates paid on such balances.  Average interest-bearing liability balances, consisting of interest-bearing deposits, borrowings, and subordinated debt, totaled $10.13 billion for the quarter, compared to $10.09 billion from the prior quarter and $9.2 billion for the third quarter of 2023.  Rates on interest-bearing liability balances averaged 4.24% for the quarter, compared to 4.27% for the prior quarter and 4.01% for the third quarter of 2023.  Rates on interest-bearing deposits averaged 4.29% for the quarter, compared to 4.30% for the prior quarter and 4.00% for the third quarter of 2023.  Rates on borrowings averaged 4.04% for the quarter, compared to 4.12% for the prior quarter and 4.16% for the third quarter of 2023.

The 0.04% increase in average yield earned on interest-earning assets in addition to a 0.03% decrease in average rate paid on interest-bearing liability balances, contributed to an increase in net interest margin (“NIM”) for the quarter.  NIM was 1.50% for the quarter, compared to 1.36% for the prior quarter and 1.66% for the third quarter of 2023.

Noninterest Income

Noninterest income totaled ($105.6) million for the quarter and ($79.2) million for the year-to-date period ended September 30, 2024, and included a LOCOM adjustment to account for the transfer of a portion of the multifamily loan portfolio from loans held for investment to loans held for sale during the third quarter.  The LOCOM adjustment totaled $117.5 million and is recorded as a component of capital market activities in the accompanying income statement.  The transferred loans are carried on the balance sheet at lower of amortized cost or fair value and the LOCOM adjustment equates to a 93.8% fair-value pricing as of September 30, 2024.  Excluding the LOCOM adjustment, noninterest income was $11.9 million in the quarter, compared to $13.7 million in the prior quarter and $11.7 million in the third quarter of 2023.

Noninterest income (excluding the LOCOM adjustment) during the quarter was comprised of $7.4 million in investment advisory fees, $1.7 million in trust consulting and administrative fees, $1.6 million in loan and servicing fees, $0.4 million of deposit account fees and other income of $0.8 million.

Noninterest income as a percentage of total revenues was 186.1% for the quarter, compared to 23.4% for the prior quarter and 17.8% for the third quarter of 2023.  Recurring noninterest income as a percentage of total revenues was 19.7% for the quarter, compared to 20.4% for the prior quarter and 17.8% for the third quarter of 2023.   Recurring noninterest income represents investment advisory fees, trust consulting and administrative fees, loan and servicing fees, deposit account fees, and other income.

FIRST FOUNDATION INC. THIRD QUARTER 2024 RESULTS

Noninterest Expense

Noninterest expense was $60.2 million in the quarter, compared to $55.6 million in the prior quarter and $64.2 million in the third quarter of 2023.  Noninterest expense to average total assets was 1.79% in the quarter, compared to 1.69% in the prior quarter and 1.98% in the third quarter of 2023.

Customer service costs accounted for a majority of the increase in noninterest expense in the quarter when compared to the prior quarter.  Customer service costs were $19.0 million in the quarter, compared to $16.1 million in the prior quarter and $24.7 million in the third quarter of 2023.  The increase in customer service costs was due to both an increase in the average balances of depository accounts receiving earnings credit as well as a slight increase in the average rates paid on such accounts, as the recent decline in the Fed Funds target rate occurred late in the quarter. The increase in average balances of depository accounts receiving earnings credit was due to seasonally returning mortgage servicing-related deposits which typically increase during the latter half of the year.

Our efficiency ratio (non-GAAP) for the quarter was 98.1%, compared to 96.1% for the prior quarter, and 99.7% for the third quarter of 2023.  The efficiency ratio is a measure of noninterest expense to revenue (net interest income plus noninterest income) on an adjusted basis.

Income Tax Expense

We recorded income tax benefit of $34.8 million in the third quarter of 2024, compared to a tax benefit of $421 thousand in the prior quarter and $600 thousand in the third quarter of 2023. Our effective tax rates for the third quarter of 2024, the prior quarter and the third quarter of 2023 were 29.7%, -15.8%, and –38.0%, respectively.  The changes in the effective tax rate were predominately due to the changes in pretax income, most notably in the current quarter there was a $117.5 million LOCOM loss related to the reclassification of $1.9 billion of loans from loans held for investment to loans held for sale.

Asset Quality

Total nonperforming assets were $44.4 million as of September 30, 2024, compared to $25.1 million and $13.3 million as of June 30, 2024, and September 30, 2023, respectively.  The increase in nonperforming assets was due primarily to the addition of two single-family loans totaling $19.2 million during the quarter.  Our ratio of nonperforming assets to total assets was 0.33% as of September 30, 2024, compared to 0.18% and 0.10% as of June 30, 2024, and September 30, 2023, respectively. Total delinquent and nonaccrual loans were $67.4 million or 0.83% of total loans held for investment as of September 30, 2024, compared to $33.2 million or 0.33% of total loans held for investment as of June 30, 2024, and $38.2 million or 0.37% of total loans held for investment as of September 30, 2023.

Our allowance for credit losses for loans was $29.3 million, or 0.36% of total loans held for investment as of September 30, 2024, compared to $29.3 million, or 0.29% of total loans held for investment as of the prior quarter, and $29.2 million, or 0.28% of total loans held for investment as of September 30, 2023.  Net charge-offs were $0.3 million or 0.01% of average loan balances for the quarter, relatively unchanged from the prior quarter, and net charge-offs of $0.4 million or 0.01% of average loan balances for the third quarter of 2023.

The ratio of the allowance for credit losses for loans to total past due and nonaccrual loans was 43.5% as of September 30, 2024, compared to 88.1% and 76.5% as of June 30, 2024, and September 30, 2023, respectively.

FIRST FOUNDATION INC. THIRD QUARTER 2024 RESULTS

Capital

The following table sets forth our regulatory capital ratios as of the dates indicated:

	As of
(unaudited)	September 30,	June 30,	September 30,
First Foundation Inc.	2024	2024	2023
Common equity tier 1 ratio	10.31%	10.30%	9.70%
Leverage ratio	7.64%	7.08%	7.18%
Tier 1 risk-based capital ratio	11.81%	10.30%	9.70%
Total risk-based capital ratio	14.21%	12.60%	11.89%

First Foundation Bank
Common equity tier 1 ratio	13.41%	11.97%	11.28%
Leverage ratio	8.65%	8.22%	8.34%
Tier 1 risk-based capital ratio	13.41%	11.97%	11.28%
Total risk-based capital ratio	13.81%	12.36%	11.66%

(1)	The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 ratio of 6.5%; a leverage ratio of 5.00%; a tier 1 risk-based capital ratio of 8.00%; and a total risk-based capital ratio of 10.00%. The September 30, 2024 ratios are preliminary and subject to change until filing of our FR Y-9C report (First Foundation Inc.) and Call Report (First Foundation Bank) for September 30, 2024 is completed.

Shareholders' equity totaled $1,069.8 million as of September 30, 2024, compared to $933.2 million and $919.2 million as of June 30, 2024, and September 30, 2023, respectively.  The change from the prior quarter consists primarily of $214.5 million in net proceeds received from the July 2024 capital raise, net loss of $82.2 million for the quarter and a net gain in accumulated other comprehensive income (“AOCI”) of $4.5 million for the quarter.  In the July 2024 capital raise, the Company sold and issued shares of common stock, preferred stock, and warrants all of which are more fully described on Form 8-K filed with the SEC on July 9, 2024.  Our tangible book value per common share (non-GAAP measure) was $15.71 as of September 30, 2024, compared to $16.43 as of June 30, 2024, and $16.19 as of September 30, 2023.  The decrease in tangible book value per common share during the quarter is reflective of the additional common shares issued as part of the July 2024 capital raise as well as the quarterly net loss, which includes the LHFS LOCOM adjustment.  Our tangible book value per common share as converted (non-GAAP measure) was $9.50 as of September 30, 2024.

FIRST FOUNDATION INC. THIRD QUARTER 2024 RESULTS

Earnings Call Info

First Foundation Inc. will host a conference call at 8:00 a.m. PT / 11:00 a.m. ET on Tuesday, October 29, 2024 to discuss its financial results. Analysts, investors, and the general public may participate in the question-and-answer session. The call will be broadcast live over the Internet and can be accessed by visiting First Foundation’s website and clicking on “Investor Relations” and “Events & Presentations” at https://investor.ff-inc.com/events-and-presentations/default.aspx.  For those wishing to participate in the question-and-answer session, the conference call can be accessed by telephone at the following dial-in number:  Toll-Free at (888) 596-4144 using conference ID 2340475.  It is recommended that participants dial into the conference call approximately ten minutes prior to the call. For those who are unable to participate during the live call, an archive of the call will be available for replay at https://investor.ff-inc.com/events-calendar.

About First Foundation

First Foundation Inc. (NYSE: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help each client at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with those of community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and X (formerlyTwitter).

Forward-Looking Statements

This report includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our expectations and beliefs about our future financial performance and financial condition, potential loan sales, as well as trends in our business and markets. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this report are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this report and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, changes in our capital management and balance sheet strategies and our ability to successfully implement such strategies; changes in our strategic plan, and our ability to successfully implement such plan; whether and when certain of our preferred stock converts into common stock and the capital treatment of such shares prior to conversion; the risk of incurring credit losses, which is an inherent risk of the banking business; the quality and quantity of our deposits; adverse developments in the financial services industry generally such as bank failures and any related impact on depositor behavior or investor sentiment; risks related to the sufficiency of liquidity; risk that we will not be able to maintain growth at historic rates or at all; the risk that we will not be able to access the securitization market or otherwise sell loans on favorable terms or at all; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with changes in interest rates, which could adversely affect our interest income, interest rate margins, and the value of our interest-earning assets, and therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; negative impacts of news or analyst reports about us or the financial services industry; the impacts of inflation on us and our customers; results of examinations by regulatory authorities and the possibility that such regulatory authorities may, among other things, limit our business activities or our ability to pay dividends, or impose fines, penalties or sanctions; the risk that we may be unable or that our board of directors may determine that it is inadvisable to pay future dividends at historic levels or at all; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships.

FIRST FOUNDATION INC. THIRD QUARTER 2024 RESULTS

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and other documents we file with the SEC from time to time. We urge readers of this report to review those reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this report, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this report or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NYSE rules.

Non-GAAP Financial Measures

This presentation contains both financial measures based on GAAP and non-GAAP based financial measures, which are used when management believes them to be helpful in understanding the Company's results of operations or financial position. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Contact
Investors
Jamie Britton EVP, Chief Financial Officer 949-476-0300 jbritton@ff-inc.com

FIRST FOUNDATION INC. THIRD QUARTER 2024 RESULTS

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)	September 30,	June 30,	September 30,
	2024	2024	2023
ASSETS

Cash and cash equivalents	$1,106,422	$1,421,486	$818,501

Securities available-for-sale ("AFS")	1,313,419	1,113,143	830,191
Securities held-to-maturity ("HTM")	734,863	755,033	800,742
Allowance for credit losses - investments	(7,299)	(7,342)	(8,490)
Total securities, net	2,040,983	1,860,834	1,622,443

Loans held for sale	1,788,395	-	-

Loans held for investment	8,088,863	10,087,268	10,283,353
Less: Allowance for credit losses	(29,300)	(29,295)	(29,195)
Total loans held for investment, net	8,059,563	10,057,973	10,254,158

Investment in FHLB stock	37,810	37,810	24,610
Accrued interest receivable	53,766	58,325	51,303
Deferred taxes	65,131	36,493	32,790
Premises and equipment, net	36,605	37,035	39,203
Real estate owned ("REO")	6,210	6,210	6,210
Bank owned life insurance	49,650	49,309	48,338
Core deposit intangibles	3,888	4,222	5,337
Derivative assets	-	6,267	-
Other assets	128,138	138,459	148,671
Total Assets	$13,376,561	$13,714,423	$13,051,564

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$10,304,604	$10,756,344	$10,812,194
Borrowings	1,691,453	1,716,552	984,289
Subordinated debt	173,444	173,428	173,382
Derivative liabilities	5,124	-	-
Accounts payable and other liabilities	132,139	134,855	162,492
Total Liabilities	12,306,764	12,781,179	12,132,357

Shareholders’ Equity:
Preferred stock	130,252	-	-
Common stock	68	57	56
Additional paid-in-capital	805,819	721,814	720,356
Retained earnings	139,148	221,321	216,591
Accumulated other comprehensive loss	(5,490)	(9,948)	(17,796)
Total Shareholders’ Equity	1,069,797	933,244	919,207
Total Liabilities and Shareholders’ Equity	$13,376,561	$13,714,423	$13,051,564

FIRST FOUNDATION INC. THIRD QUARTER 2024 RESULTS

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Quarter Ended			For the Nine Months Ended
(in thousands, except share and	September 30,	June 30,	September 30,	September 30,
per share amounts)	2024	2024	2023	2024	2023
Interest income:
Loans	$120,285	$120,244	$124,363	$358,973	$368,477
Securities	21,375	17,975	10,600	59,124	24,263
Cash, FHLB Stock, and Fed Funds	15,496	12,695	9,802	40,426	34,353
Total interest income	157,156	150,914	144,765	458,523	427,093

Interest expense:
Deposits	89,135	91,388	84,814	275,015	219,886
Borrowings	17,182	13,992	6,158	47,044	42,280
Subordinated debt	1,720	1,705	1,720	5,130	5,115
Total interest expense	108,037	107,085	92,692	327,189	267,281

Net interest income	49,119	43,829	52,073	131,334	159,812

Provision (reversal) for credit losses	282	(806)	(2,015)	53	(711)

Net interest income after provision for credit losses	48,837	44,635	54,088	131,281	160,523

Noninterest income:
Asset management, consulting and other fees	9,162	9,183	8,812	26,959	26,624
Gain (loss) on sale of loans	(13)	415	-	665	-
Gain on sale of securities available-for-sale	-	983	-	1,204	-
Capital market activities	(117,517)	836	-	(115,844)	-
Gain on sale of REO	-	-	-	679	-
Other income	2,788	2,241	2,886	7,098	8,851
Total noninterest income	(105,580)	13,658	11,698	(79,239)	35,475

Noninterest expense:
Compensation and benefits	20,009	19,095	19,632	58,511	65,944
Occupancy and depreciation	9,013	9,026	9,253	27,126	27,331
Professional services and marketing costs	5,095	3,667	3,748	12,152	11,685
Customer service costs	18,954	16,104	24,683	45,796	60,402
Goodwill impairment	-	-	-	-	215,252
Other expenses	7,154	7,737	6,890	22,878	15,696
Total noninterest expense	60,225	55,629	64,206	166,463	396,310

(Loss) income before income taxes	(116,968)	2,664	1,580	(114,421)	(200,312)
Income tax (benefit) expense	(34,794)	(421)	(600)	(36,125)	1,300
Net (loss) income	$(82,174)	$3,085	$2,180	$(78,296)	$(201,612)

Net (loss) income per share:
Basic	$(1.23)	$0.05	$0.04	$(1.30)	$(3.57)
Diluted	$(1.23)	$0.05	$0.04	$(1.30)	$(3.57)
Shares used in computation:
Basic	66,992,701	56,523,640	56,443,539	60,025,852	56,417,252
Diluted	66,992,701	56,532,465	56,449,720	60,025,852	56,417,252

FIRST FOUNDATION INC. THIRD QUARTER 2024 RESULTS

SELECTED CONSOLIDATED FINANCIAL DATA AND ASSET QUALITY

(unaudited)

	For the Quarter Ended			For the Nine Months Ended
(in thousands, except share and per share amounts	September 30,	June 30,	September 30,	September 30,
and percentages)	2024	2024	2023	2024	2023
Selected Financial Data:
Return on average assets	(2.44)%	0.09%	0.07%	(0.79)%	(2.04)%
Return on average common equity	(33.9)%	1.3%	1.0%	(11.1)%	(25.7)%
Return on average tangible common equity (1)	1.1%	1.5%	1.2%	1.0%	2.2%
Efficiency ratio (2)	98.1%	96.1%	99.7%	97.5%	91.9%
Net interest margin	1.50%	1.36%	1.66%	1.34%	1.67%
Cost of deposits	3.41%	3.49%	3.03%	3.51%	2.76%
Loan to deposit ratio	95.9%	93.8%	95.1%	95.9%	95.1%
Noninterest income as a % of total revenues	(186.1)%	23.4%	17.8%	(152.3)%	18.1%
Noninterest expense to average total assets	1.79%	1.69%	1.98%	1.67%	4.02%
Loan originations	$366,313	$515,741	$244,586	$1,183,787	$1,199,408
Assets under management	$5,499,489	$5,488,719	$5,022,889	$5,499,489	$5,022,889
Average shareholders' equity to average total assets	8.10%	7.05%	7.09%	7.37%	7.97%
Tangible common equity to tangible assets ratio(1)	7.00%	6.78%	7.00%	7.00%	7.00%
Book value per common share	$15.77	$16.50	$16.29	$15.77	$16.29
Tangible book value per common share (1)	$15.71	$16.43	$16.19	$15.71	$16.19

Asset Quality:
Nonperforming assets
Nonaccrual loans	$38,206	$18,919	$7,098	$38,206	$7,098
Other real estate owned	6,210	6,210	6,210	6,210	6,210
Total nonperforming loans	$44,416	$25,129	$13,308	$44,416	$13,308

Loans 30 - 89 days past due	$29,159	$14,330	$28,890	$29,159	$28,890
Accruing loans 90 days or more past due	$—	$—	$2,171	$—	$2,171

Nonperforming assets to total assets	0.33%	0.18%	0.10%	0.33%	0.10%
Loans 30 - 89 days past due to total loans held for investment	0.36%	0.14%	0.28%	0.36%	0.28%
Allowance for credit losses to loans held for investment	0.36%	0.29%	0.28%	0.36%	0.28%
Allowance for credit losses to past due and nonaccrual loans	43.5%	88.1%	76.5%	43.5%	76.5%
Net charge-offs (recoveries) to average loans - annualized	0.01%	0.01%	0.01%	0.01%	0.03%

(1)	Return on average tangible equity, tangible common equity to tangible assets ratio, and tangible book value per share are non-GAAP financial measures. See disclosures regarding “Use of Non-GAAP Financial Measures” and reconciliations to the most comparable GAAP financial measures included as separate sections in this report.
(2)	Efficiency Ratio is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” and reconciliations to the most comparable GAAP financial measures included as separate sections in this report.

FIRST FOUNDATION INC. THIRD QUARTER 2024 RESULTS

SEGMENT REPORTING

(unaudited)

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands)	2024	2024	2023	2024	2023
Banking:
Interest income	$157,156	$150,914	$144,765	$458,523	$427,093
Interest expense	106,317	105,380	90,960	322,059	261,948
Net interest income	50,839	45,534	53,805	136,464	165,145
Provision (reversal) for credit losses	282	(806)	(2,015)	53	(711)
Noninterest income	4,598	6,241	4,557	16,522	14,425
LHFS LOCOM adjustment	(117,517)	—	—	(117,517)	—
Noninterest expense
Goodwill impairment	—	—	—	—	215,252
Operating	53,206	49,301	57,987	147,047	160,332
(Loss) income before income taxes	(115,568)	3,280	2,390	(111,631)	(195,303)
Income tax (benefit) expense	(34,399)	(255)	(409)	(35,365)	2,672
Net (loss) income	$(81,169)	$3,535	$2,799	$(76,266)	$(197,975)

Wealth Management:
Noninterest income	$7,704	$7,790	$7,522	$22,843	$22,228
Noninterest expense	5,769	5,684	5,262	17,129	16,944
Income before income taxes	1,935	2,106	2,260	5,714	5,284
Income tax expense	551	594	659	1,632	1,552
Net income	$1,384	$1,512	$1,601	$4,082	$3,732

Other and Eliminations:
Interest income	$—	$—	$—	$—	$—
Interest expense	1,720	1,705	1,732	5,130	5,333
Net interest expense	(1,720)	(1,705)	(1,732)	(5,130)	(5,333)
Noninterest income	(365)	(373)	(381)	(1,087)	(1,178)
Noninterest expense	1,250	644	957	2,287	3,782
(Loss) income before income taxes	(3,335)	(2,722)	(3,070)	(8,504)	(10,293)
Income tax (benefit) expense	(946)	(760)	(850)	(2,392)	(2,924)
Net (loss) income	$(2,389)	$(1,962)	$(2,220)	$(6,112)	$(7,369)

FIRST FOUNDATION INC. THIRD QUARTER 2024 RESULTS

LOAN AND DEPOSIT BALANCES

(unaudited)

	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(in thousands)	2024	2024	2024	2023	2023
Loans:
Outstanding principal balance:
Loans secured by real estate:
Residential properties:
Multifamily	$3,322,471	$5,227,261	$5,220,725	$5,227,885	$5,240,385
Single Family	889,616	917,656	929,922	950,712	960,139
Subtotal	4,212,087	6,144,917	6,150,647	6,178,597	6,200,524
Commercial properties	952,700	973,116	990,769	987,596	1,043,930
Land and construction	80,307	85,260	95,532	137,298	141,216
Total real estate loans	5,245,094	7,203,293	7,236,948	7,303,491	7,385,670
Commercial and industrial loans	2,837,830	2,866,024	2,831,982	2,856,228	2,877,441
Consumer loans	832	2,097	1,261	1,328	3,545
Total loans	8,083,756	10,071,414	10,070,191	10,161,047	10,266,656
Premiums, discounts and deferred fees and expenses	5,107	15,854	16,155	16,755	16,697
Total	$8,088,863	$10,087,268	$10,086,346	$10,177,802	$10,283,353

Loans held for sale	$1,905,912	$—	$—	$—	$—

Deposits:
Demand deposits:
Noninterest-bearing	$2,136,442	$2,109,830	$1,827,520	$1,467,806	$2,412,670
Interest-bearing	1,999,229	2,226,766	2,785,092	2,881,786	2,275,351
Money market and savings	3,543,668	3,656,369	3,309,002	3,195,670	3,150,696
Certificates of deposit	2,625,265	2,763,379	2,717,356	3,143,670	2,973,477
Total	$10,304,604	$10,756,344	$10,638,970	$10,688,932	$10,812,194

FIRST FOUNDATION INC. THIRD QUARTER 2024 RESULTS

CONSOLIDATED LOAN FUNDING AND YIELDS

(unaudited)

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except percentages)	2024	2024	2023	2024	2023
Loan Funding Balances:
Loans secured by real estate:
Residential properties:
Multifamily	$23,740	$75,528	$410	$111,397	$24,910
Single family	5,511	3,104	4,616	13,202	27,805
Subtotal	29,251	78,632	5,026	124,599	52,715
Commercial properties:
Non-owner occupied CRE	7	248	175	256	3,494
Owner-occupied CRE	1,695	62	2	2,360	4,212
Subtotal	1,702	310	177	2,616	7,706
Land and construction	3,644	8,534	19,044	23,216	59,787
Total real estate loans	34,597	87,476	24,247	150,431	120,208
Commercial and industrial loans	331,485	427,340	219,968	1,032,188	1,078,614
Consumer loans	231	925	371	1,168	586
Total	$366,313	$515,741	$244,586	$1,183,787	$1,199,408

Loan Funding Yields:
Loans secured by real estate:
Residential properties:
Multifamily	6.53%	6.37%	3.60%	6.45%	5.83%
Single family	7.75%	8.74%	8.33%	8.19%	6.75%
Subtotal	6.76%	6.46%	7.94%	6.63%	6.32%
Commercial properties:
Non-owner occupied CRE	8.50%	5.27%	9.24%	5.36%	6.85%
Owner-occupied CRE	7.94%	8.75%	4.00%	8.14%	7.94%
Subtotal	7.94%	5.97%	9.18%	7.87%	7.45%
Land and construction	9.15%	8.81%	8.25%	8.51%	7.35%
Total real estate loans	7.07%	6.69%	8.20%	6.94%	6.90%
Commercial and industrial loans	8.35%	8.50%	8.36%	8.44%	7.89%
Consumer loans	8.35%	8.92%	8.28%	8.74%	7.41%
Total	8.23%	8.19%	8.35%	8.25%	7.79%

FIRST FOUNDATION INC. THIRD QUARTER 2024 RESULTS

CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST, YIELD AND RATES

(unaudited)

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except percentages)	2024	2024	2023	2024	2023
Average Balances:
FHLB stock, fed funds, and deposits	$1,127,688	$949,911	$866,707	$1,012,308	$1,038,722
Securities AFS	1,278,765	1,032,930	501,625	1,160,394	331,449
Securities HTM	741,873	765,208	805,370	762,126	828,952
Loans	10,055,865	10,100,556	10,472,309	10,084,178	10,568,012
Total interest-earnings assets	13,204,191	12,848,605	12,646,011	13,019,006	12,767,135
Deposits: interest-bearing	8,269,517	8,551,031	8,412,525	8,568,561	8,065,041
Deposits: noninterest-bearing	2,124,562	1,986,557	2,676,340	1,903,046	2,588,053
Borrowings	1,691,936	1,365,629	587,205	1,541,682	1,163,249
Subordinated debt	173,435	173,418	173,372	173,419	173,356
Total interest-bearing liabilities	10,134,888	10,090,078	9,173,102	10,283,662	9,401,646

Average Yield / Rate:
FHLB stock, fed funds, and deposits	5.47%	5.38%	4.49%	5.33%	4.42%
Securities AFS	5.38%	5.28%	4.84%	5.31%	4.36%
Securities HTM	2.25%	2.27%	2.25%	2.26%	2.16%
Loans	4.77%	4.77%	4.73%	4.75%	4.65%
Total interest-earnings assets	4.75%	4.71%	4.56%	4.70%	4.47%
Deposits (interest-bearing only)	4.29%	4.30%	4.00%	4.29%	3.65%
Deposits (noninterest and interest-bearing)	3.41%	3.49%	3.03%	3.51%	2.76%
Borrowings	4.04%	4.12%	4.16%	4.08%	4.86%
Subordinated debt	3.94%	3.95%	3.94%	3.95%	3.94%
Total interest-bearing liabilities	4.24%	4.27%	4.01%	4.25%	3.80%

Net Interest Rate Spread	0.51%	0.44%	0.55%	0.45%	0.67%

Net Interest Margin	1.50%	1.36%	1.66%	1.34%	1.67%

FIRST FOUNDATION INC. THIRD QUARTER 2024 RESULTS

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance including, but not limited to, adjusted return on average assets, efficiency ratio, adjusted net income attributable to common shareholders, adjusted earnings per common share, and tangible book value per share.  These supplemental non-GAAP financial measures may vary from, and may not be comparable to, similarly titled measures of other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors may benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these non-GAAP measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this report, or a reconciliation of the non-GAAP calculation of the financial measure.

FIRST FOUNDATION INC. THIRD QUARTER 2024 RESULTS

NON-GAAP RETURN ON AVERAGE TANGIBLE COMMON EQUITY; ADJUSTED RETURN ON AVERAGE ASSETS; AND ADJUSTED NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS (unaudited)

Return on average tangible common equity was calculated by excluding average goodwill and intangibles assets from the average common equity during the associated periods. Adjusted return on average assets represents adjusted net income attributable to common shareholders divided by average total assets.  Adjusted net income attributable to common shareholders includes various adjustments to net income, including non-cash adjustments associated with the transfer of loans from held for investment to held for sale (“LOCOM”), goodwill impairment charges, and others and any associated tax effect of those adjustments during the associated periods.

The table below provides a reconciliation of the GAAP measure of return on average common equity to the non-GAAP measure of return on average tangible common equity.  The table below also provides a reconciliation of the GAAP measure of net income (loss) to the non-GAAP measure of adjusted net income attributable to common shareholders.  The table below also provides a reconciliation of the GAAP measure of return on average assets to the non-GAAP measure of adjusted return on average assets:

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except percentages)	2024	2024	2023	2024	2023
Average shareholders' equity	$1,090,909	$926,108	$917,222	$980,049	$1,047,303
Less: Average preferred stock	120,666	—	—	40,516	—
Average common equity	970,243	926,108	917,222	939,533	1,047,303
Less: Average goodwill and intangible assets	3,999	4,337	5,534	4,346	135,098
Average tangible common equity	$966,244	$921,771	$911,688	$935,187	$912,205

Average assets	$13,475,165	$13,137,022	$12,938,776	$13,298,499	$13,147,524

Net (loss) income	$(82,174)	$3,085	$2,180	$(78,296)	$(201,612)
Add: Goodwill impairment	—	—	—	—	215,252
Adjustments:
Plus: LHFS LOCOM adjustment	117,517	—	—	117,517	—
Plus: Amortization of intangible assets expense	334	356	393	1,060	1,247
Less: FDIC assessment credit	—	—	—	—	(724)
Less: Stock compensation expense reversal	—	—	—	—	(1,118)
Plus: Severance costs	—	—	—	—	748
Plus: Professional service costs	—	—	250	—	1,374
Total Adjustments	117,851	356	643	118,577	1,527
Less: Tax impact of adjustments above	(32,998)	(100)	(180)	(33,202)	(428)
Total after-tax adjustments to net income	84,853	256	463	85,375	1,099
Adjusted net income attributable to common shareholders(5)	$2,679	$3,341	$2,643	$7,079	$14,739

Tax rate utilized for calculating tax effect on adjustments to net income	28.0%	28.0%	28.0%	28.0%	28.0%

Return on average common equity(1)	(33.9)%	1.3%	1.0%	(11.1)%	(25.7)%
Return on average tangible common equity(2) (5)	1.1%	1.5%	1.2%	1.0%	2.2%

Return on average assets (3)	(2.44)%	0.09%	0.07%	(0.79)%	(2.04)%
Adjusted return on average assets (4) (5)	0.08%	0.10%	0.08%	0.07%	0.15%

(1)	Annualized net income divided by average common equity.
(2)	Annualized adjusted net income attributable to common shareholders divided by average tangible common equity.
(3)	Annualized net income divided by average assets.
(4)	Annualized adjusted net income divided by average assets.
(5)	Non-GAAP measure.

FIRST FOUNDATION INC. THIRD QUARTER 2024 RESULTS

NON-GAAP EFFICIENCY RATIO

(unaudited)

Efficiency ratio is a non-GAAP financial measurement determined by methods other than in accordance with U.S. GAAP.  This figure represents the ratio of adjusted noninterest expense to adjusted revenue.

The table below provides a calculation of the non-GAAP measure of efficiency ratio:

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except percentages)	2024	2024	2023	2024	2023
Total noninterest expense	$60,225	$55,629	$64,206	$166,463	$396,310
Less: Goodwill impairment	-	-	-	-	(215,252)
Less: Amortization of intangible assets expense	(334)	(356)	(393)	(1,060)	(1,247)
Add: FDIC assessment credit	-	-	-	-	724
Less: Professional service costs	-	-	(250)	-	(1,374)
Add: Stock compensation expense reversal	-	-	-	-	1,118
Less: Severance costs	-	-	-	-	(748)
Adjusted Noninterest expense	$59,891	$55,273	$63,563	$165,403	$179,531

Net interest income	$49,119	$43,829	$52,073	$131,334	$159,812
Plus: Total noninterest income	(105,580)	13,658	11,698	(79,239)	35,475
Plus: LHFS LOCOM adjustment	117,517	-	-	117,517	-
Adjusted Revenue(1)	$61,056	$57,487	$63,771	$169,612	$195,287

Efficiency Ratio(1)	98.1%	96.1%	99.7%	97.5%	91.9%

(1) Non-GAAP measure

FIRST FOUNDATION INC. THIRD QUARTER 2024 RESULTS

NON-GAAP TANGIBLE SHAREHOLDERS’ EQUITY, TANGIBLE COMMON EQUITY RATIO, TANGIBLE BOOK VALUE PER COMMON SHARE, AND ADJUSTED EARNINGS PER SHARE (BASIC AND DILUTED)

(unaudited)

Tangible shareholders’ equity, tangible common equity to tangible assets ratio, tangible common equity, tangible book value per common share, and adjusted earnings per share (basic and diluted) are non-GAAP financial measurements determined by methods other than in accordance with U.S. GAAP.  Tangible shareholders’ equity is calculated by taking shareholders’ equity and subtracting intangible assets.  Tangible common equity is calculated by taking tangible shareholders’ equity and subtracting preferred stock.  Tangible common equity to tangible assets ratio is calculated by taking tangible common equity and dividing by tangible assets which is total assets excluding the balance of intangible assets. Tangible book value per common share is calculated by dividing tangible shareholders’ equity by basic common shares outstanding, as compared to book value per share, which is calculated by dividing shareholders’ equity by basic common shares outstanding.  Adjusted earnings per share (basic and diluted) is calculated by dividing adjusted net income attributable to common shareholders by average common shares outstanding (basic and diluted). The reconciliation of GAAP net income to adjusted net income attributable to common shareholders is presented on page 17 in “Non-GAAP Return on Average Tangible Common Equity; Adjusted Return on Average Assets and Adjusted Net Income Attributable to Common Shareholders.”

The table below provides a reconciliation of the GAAP measure of shareholders’ equity to tangible shareholders’ equity and tangible common equity.  The table below also provides a reconciliation of the GAAP measure of equity to asset ratio to the non-GAAP measure of tangible common equity to tangible assets ratio.  The table below also provides a reconciliation of GAAP measure of book value per common share to the non-GAAP measure of tangible book value per common share.  The table below also provides a reconciliation of the GAAP measure of net income per share (basic and diluted) to the non-GAAP measure of adjusted earnings per share (basic and diluted):

	For the Quarter Ended
	September 30,	June 30,	September 30,
(in thousands, except per share amounts)	2024	2024	2023
Shareholders' equity	$1,069,797	$933,244	$919,207
Less: Intangible assets	3,888	4,222	5,337
Tangible shareholders' equity(1)	$1,065,909	$929,022	$913,870
Less: Preferred stock	130,252	—	—
Tangible common equity	$935,657	$929,022	$913,870

Total assets	$13,376,561	$13,714,423	$13,051,564
Less: Intangible assets	3,888	4,222	5,337
Tangible assets(1)	$13,372,673	$13,710,201	$13,046,227

Equity to asset ratio	8.00%	6.80%	7.04%
Tangible common equity to tangible assets ratio(1)	7.00%	6.78%	7.00%

Book value per common share	$15.77	$16.50	$16.29
Tangible book value per common share(1)	$15.71	$16.43	$16.19
Basic common shares outstanding	67,855,084	56,543,382	56,443,774
Additional common shares issued in July 2024 Capital Raise
and upon conversion of preferred shares:
Common shares underlying the Series A preferred shares	29,811,000	—	—
Common shares underlying the Series B preferred shares	14,490,000	—	—
Basic common shares outstanding upon conversion (adjusted)	112,156,084	—	—

Book value per common share (adjusted) (1)	$9.54	—	—
Tangible book value per common share (adjusted) (1)	$9.50	—	—

Adjusted net income attributable to common shareholders(1)	$2,679	$3,341	$2,643

Weighted average basic common shares outstanding	66,992,701	56,523,640	56,443,539
Diluted common shares outstanding	66,992,701	56,532,465	56,449,720
Net (loss) income per share (basic)	($ 1.23)	$ 0.05	$ 0.04
Net (loss) income per share (diluted)	($ 1.23)	$ 0.05	$ 0.04
Adjusted earnings per share (basic)(1)	$ 0.04	$ 0.06	$ 0.05
Adjusted earnings per share (diluted)(1)	$ 0.04	$ 0.06	$ 0.05

(1) Non-GAAP financial measure